NS-294640

# *Certificate Of Incorporation*

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

**SOLE ELITE GROUP LIMITED**

*an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of December Two Thousand Fourteen*

*Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of December Two Thousand Fourteen*

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

**Assistant Registrar of Companies,**
**Cayman Islands.**

Authorisation Code : 435067948503
www.verify.gov.ky
15 December 2014